FEE TABLE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	11,538,112	$50.50	$582,674,656.00	$66,774.52

(1)	Includes shares to be sold upon exercise of the underwriter’s over-allotment option. See “Underwriting.”

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182033

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2012)

10,033,141 Shares

COMMON STOCK

This prospectus supplement relates to the shares of common stock of The Fresh Market, Inc. being sold by the selling stockholders identified in this prospectus supplement. The selling stockholders are selling 10,033,141 shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TFM.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 8, 2012 was $55.24 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

	Per Share	Total
Public Offering Price	$50.50	$506,673,620.50
Underwriting Discount	$0.505	$5,066,736.21
Proceeds to the Selling Stockholders (before expenses)	$49.995	$501,606,884.30

The underwriter may also purchase up to an additional 1,504,971 shares from the selling stockholders at the public offering price less the underwriting discount within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment on or about June 18, 2012.

MORGAN STANLEY

June 12, 2012

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated June 11, 2012. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement may offer and sell our common stock in one or more offerings or resales.

The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders are offering pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement.

In this prospectus supplement, unless indicated otherwise or the context otherwise requires, “we,” “us,” “our,” “the Company” and “The Fresh Market” refer to The Fresh Market, Inc., the issuer of the common stock, and its subsidiaries. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is not an offer to sell anywhere or to anyone where or to whom the selling stockholders are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations, cash flow and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the termination of the offering under this prospectus; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Current Report on Form 8-K filed on June 8, 2012;
(b)	Quarterly Report on Form 10-Q for the quarter ended April 29, 2012;
(c)	Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012; and
(d)	The description of the Company’s common stock contained in the registration statement on Form 8-A, filed with the Commission on October 29, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

The Fresh Market, Inc.
Attention: General Counsel
628 Green Valley Road
Suite 500
Greensboro, NC 27408
(336) 272-1338

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the financial statements, notes to financial statements and other information incorporated herein by reference before making any investment decision.

Our Company

The Fresh Market is a high-growth specialty retailer focused on creating an extraordinary food shopping experience for our customers. Since opening our first store in 1982, we have offered high-quality food products, with an emphasis on fresh, premium perishables and an uncompromising commitment to customer service. We seek to provide an attractive, convenient shopping environment, while offering our customers a compelling price-value combination. As of April 29, 2012, we operated 116 stores in 21 states, primarily in the Southeast, Midwest and Mid-Atlantic United States.

Our business is characterized by the following key elements:

•	Differentiated food shopping experience. We provide a differentiated shopping experience that generates customer loyalty and favorable word-of-mouth publicity. We combine fresh, carefully-selected, high-quality food products focused on perishable categories, with a level of customer attention that we believe is superior to conventional grocers, and we strive to create a “neighborhood grocer” atmosphere.
•	Smaller-box format and flexible real estate strategy. Our stores average approximately 21,000 square feet, compared to the approximately 40,000 to 60,000 square foot stores operated by many conventional supermarkets. Within this relatively smaller size, we focus on higher-margin food categories and strive to deliver a more personal level of service and a more enjoyable shopping experience.
•	Disciplined, comprehensive approach to planning and merchandising. We provide comprehensive support to our stores that includes employee training and scheduling, store design and layout, merchandising programs, product sourcing, and numerous inventory management systems, primarily focused on perishables. We believe our disciplined, comprehensive approach allows us to quickly integrate newly-hired employees, deliver predictable financial performance and expand our store base while delivering a consistent shopping experience.

We believe our high-quality perishable food offerings and smaller, customer-friendly store environment are the key drivers of our differentiated, profitable business model. We strive to offer an extraordinary shopping experience based on quality, consistency, fairness and integrity for our customers and employees.

Our Competitive Strengths

We attribute our success in large part to the following competitive strengths:

Outstanding food quality, store environment and customer service.  We are dedicated to delivering a superior shopping experience that exceeds our customers’ expectations by offering fresh, premium products and providing a high level of customer service. Our high-quality food offerings are the result of our careful selection of distinct products. Additionally, our stores are designed to delight our customers’ senses with an aesthetically pleasing environment.

Business well positioned for changing consumer trends.  We believe that our company is well positioned to capitalize on evolving consumer preferences and other trends currently shaping the food retail industry, which include:

•	a growing emphasis on the customer shopping experience;
•	an increasing consumer focus on healthy eating choices and fresh, quality offerings, including regionally and locally sourced products;

•	an improving perception of private-label product quality; and
•	an increasing number of older people, a demographic that is expected to account for a disproportionately higher share of food-at-home spending by households.

Highly-profitable smaller-box format.  Since our founding, we have exclusively operated a smaller-box format, which has proven to be highly profitable. Within this format, we focus on higher-margin food categories. Our disciplined, exclusive focus on the smaller-box format leads to consistent execution across our store base, which we believe allows us to generate higher operating margins than conventional supermarkets.

Scalable operations and replicable store model.  We believe that our infrastructure, including our management systems and distribution network, enables us to replicate our profitable store format and differentiated shopping experience. We expect this infrastructure to be capable of supporting significant expansion. We outsource substantially all of our logistics functions to third-party distributors or vendors whom we expect to have sufficient capacity to accommodate our anticipated growth. Each of our stores utilizes standard product display fixtures that enable us to successfully replicate our customers’ shopping experience.

Experienced management team with proven track record.  Our executive management team has extensive experience across a broad range of industries and is complemented by merchandising and operations management with extensive food retail experience. Our team employs an analytical, data-driven approach to decision-making that is designed to encourage innovation and stimulate continuous improvement throughout the organization.

Our Growth Strategy

We are pursuing several strategies in order to continue our profitable growth, including:

Expand our store base.  We intend to continue to expand our store base and penetrate new markets. We view expansion as a core competency and have quadrupled our store count since 2000. Based upon our operating experience and research conducted for us by The Buxton Company, a customer analytics research firm, we believe that the U.S. market can support at least 500 The Fresh Market stores operating under our current format.

Drive comparable store sales.  We aim to increase our comparable store sales by generating growth in the number and size of customer transactions at our existing stores. In order to increase the number of customer transactions at our stores, we plan to continue to offer a differentiated food shopping experience, which we believe leads to favorable word-of-mouth publicity, and provide distinctive, high-quality products to generate new and repeat visits to our stores.

Increase our highly-attractive operating margins.  We intend to continue to increase our highly- attractive operating margins through scale efficiencies, improved systems, continued cost discipline and enhancements to our merchandise offerings. Our anticipated store growth will permit us to benefit from economies of scale in sourcing products and will allow us to leverage our existing infrastructure, corporate overhead and fixed costs to reduce labor and supply chain management costs as a percentage of sales.

Risks Affecting Our Business

While we have set forth our competitive strengths and growth strategies above, food retail is a large and competitive industry and our business involves numerous risks and uncertainties. These risks include the possibility that our competitors may be more successful than us at attracting customers.

Investing in our common stock involves substantial risk. The factors that could adversely affect our results and performance are discussed under the heading “Risk Factors” immediately following this summary and in certain documents incorporated herein by reference. Before you invest in our common stock, you should carefully consider all of the information in this prospectus supplement and the documents incorporated herein by reference, including matters set forth under the heading “Risk Factors”.

Terms Used in this Prospectus Supplement

As used in this prospectus supplement, the term “the Berry family” means (1) Ray Berry and the Estate of Beverly Berry; (2) various lineal descendants of Ray Berry and spouses and adopted children of such descendants; (3) various trusts for the benefit of individuals described in clause (1) and their trustees; and (4) various entities owned or controlled, directly or indirectly, by the individuals and trusts described in clauses (1), (2) and (3).

Principal Executive Offices

The Fresh Market, Inc. is incorporated in Delaware. Our principal executive offices are located at 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, and our telephone number at this address is (336) 272-1338. Our website is www.thefreshmarket.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

The Offering

Common stock offered by the selling stockholders
10,033,141 shares.
Option to purchase additional shares
The underwriter has an option to purchase a maximum amount of 1,504,971 additional shares from the selling stockholders.
Common stock outstanding before and after this offering
48,058,036 shares.(1)
Use of proceeds
The selling stockholders will receive all of the net proceeds from the sale of the shares offered hereby. We will not receive any proceeds from this offering.
Risk Factors
See “Risk Factors” beginning on page S-5 of this prospectus supplement, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should refer to and carefully consider before deciding to invest in our common stock.
Dividend policy
We have not paid any dividends since our initial public offering in 2010. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant.
NASDAQ Global Select Market symbol
“TFM.”

(1)	Based on shares outstanding as of June 7, 2012.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the information included in or incorporated by reference into this prospectus supplement, including the risk factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012. Any such risks could materially and adversely affect our business, financial condition, results of operations, cash flow and prospects. However, the risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations, cash flow and prospects. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Risks related to our business

We may not be able to successfully implement our growth strategy on a timely basis or at all. Additionally, new stores may place a greater burden on our existing resources and adversely affect our existing business.

Our continued growth depends, in large part, on our ability to open new stores and to operate those stores successfully. Successful implementation of this strategy depends upon, among other things:

•	the identification of suitable sites for store locations including sites in new markets throughout the United States;
•	the negotiation of acceptable lease terms;
•	the ability to continue to attract customers to our stores largely through favorable word-of-mouth publicity, rather than through conventional advertising;
•	the hiring, training and retention of skilled store personnel;
•	the identification and relocation of experienced store management personnel;
•	the effective management of inventory to meet the needs of our stores on a timely basis;
•	the availability of sufficient levels of cash flow or necessary financing to support our expansion; and
•	the ability to successfully address competitive merchandising, distribution and other challenges encountered in connection with expansion into new geographic areas and markets.

We, or our third party vendors, may not be able to adapt our distribution, management information and other operating systems to adequately supply products to new stores at competitive prices so that we can operate the stores in a successful and profitable manner. We do not participate in many of the traditional marketing activities of conventional food retailers, but instead rely primarily on favorable word-of-mouth publicity to drive sales. We cannot assure you that we will continue to grow through new store openings or through favorable word-of-mouth publicity in the future. Although we believe, based upon our experience and research conducted by a third-party research firm, that the U.S. market can support at least 500 The Fresh Market stores operating under our current format, we anticipate that it will take years to grow our store count to that number. We cannot assure you that we will grow our store count to at least 500 stores. Additionally, our proposed expansion, including expansion into California and other geographic areas in which we currently do not operate, will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our existing business less effectively, which in turn could cause deterioration in the financial performance of our existing stores. Further, new store openings in markets where we have existing stores may result in reduced sales volumes at our existing stores in those markets. If we experience a decline in performance, we may slow or discontinue store openings, or we may decide to close stores that we are unable to operate in a profitable manner. In the past ten years, we have closed two stores before the expiration of their primary lease terms. If we fail to successfully implement our growth strategy, including by opening new stores, our financial condition and operating results may be adversely affected.

Our new store base, or stores opened or acquired in the future, may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all or may negatively impact our results.

We have actively pursued new store growth in existing and new markets and plan to continue doing so in the future. Our growth continues to depend, in part, on our ability to open and operate new stores successfully. New stores may not achieve sustained sales and operating levels consistent with our mature store base on a timely basis or at all. This may have an adverse effect on our financial condition and operating results. In addition, if we acquire stores in the future, we may not be able to successfully integrate those stores into our existing store base and those stores may not be as profitable as our existing stores.

We cannot assure you that our new store openings will be successful or result in greater sales and profitability for the company. New stores build their sales volume and their customer base over time and, as a result, generally have lower gross margin rates and higher operating expenses, as a percentage of sales, than our more mature stores. There may be a negative impact on our results from a lower contribution of new stores, along with the impact of related pre-opening and applicable store management relocation costs. Any failure to successfully open and operate new stores in the time frames and at the costs estimated by us could result in a decline of the price of our common stock.

Another factor is our success in developing stores in new markets. There are inherent risks in opening new stores, especially in new markets, including the lack of experience, logistical support, and brand awareness. These factors may result in lower than anticipated sales and cash flow for stores in new markets along with higher preopening costs. In the event stores in new markets do not achieve the sales that we expect, we may expend additional resources through advertising, promotions or service offerings in order to improve sales performance. Further, if expected sales are not achieved and our efforts to increase sales and store profitability do not succeed, we may be forced to take an impairment charge if future undiscounted cash flows expected to be generated by an asset group does not exceed the carrying value of that asset group.

Our inability to maintain or improve levels of comparable store sales could cause our stock price to decline.

We may not be able to maintain or improve the levels of comparable store sales that we have experienced in the recent past. In addition, our overall comparable store sales have fluctuated in the past and will likely fluctuate in the future. A variety of factors affect comparable store sales, including consumer preferences, competition, economic conditions, pricing, in-store merchandising-related activities and our ability to source and distribute products efficiently. In addition, many specialty retailers have been unable to sustain high levels of comparable store sales growth during and after periods of substantial expansion. These factors may cause our comparable store sales results to be materially lower than in recent periods, which could harm our business and result in a decline in the price of our common stock.

Our inability to maintain or increase our operating margins could adversely affect the price of our stock.

We intend to continue to increase our operating margins through scale efficiencies, improved systems, continued cost discipline and enhancements to our merchandise offerings. If we are unable to successfully manage the potential difficulties associated with store growth, we may not be able to capture the scale efficiencies that we expect from expansion. If we are not able to continue to capture scale efficiencies, improve our systems, continue our cost discipline and enhance our merchandise offerings, we may not be able to achieve our goals with respect to operating margins. In addition, if we do not adequately refine and improve our various ordering, tracking and allocation systems, we may not be able to increase sales and reduce inventory shrinkage. As a result, our operating margins may stagnate or decline, which could adversely affect the price of our stock.

Economic conditions that impact consumer spending could materially affect our business.

Ongoing economic uncertainty continues to negatively affect consumer confidence and discretionary spending. Our results of operations may be materially affected by changes in overall economic conditions that impact consumer confidence and spending, including discretionary spending. This risk may be exacerbated if customers choose lower-cost alternatives in response to economic conditions. Future economic conditions affecting disposable consumer income such as employment levels, business conditions, changes in housing market conditions, the availability of credit, interest rates, tax rates, fuel and energy costs and other matters could reduce consumer spending or cause consumers to shift their spending to lower-priced competitors. As a result, our results of operations could be materially adversely affected.

We face competition in our industry, and our failure to compete successfully may have an adverse effect on our profitability and operating results.

Food retail is a competitive industry. Our competition varies and includes national, regional and local conventional supermarkets, national superstores, alternative food retailers, natural foods stores, smaller specialty stores, and farmers’ markets. Each of these stores competes with us on the basis of product selection, product quality, customer service, price or a combination of these factors. In addition, some competitors are aggressively expanding their number of stores or their product offerings. In their new or remodeled stores, our competitors often increase the space allocated to perishable food and specialty food categories, which are our core categories. Some of these competitors may have been in business longer or may have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. As competition in certain areas intensifies or competitors open stores within close proximity to one of our stores, our results of operations may be negatively impacted through a loss of sales, reduction in margin from competitive price changes or greater operating costs. Further, any attempt by a competitor to copy or mimic our smaller-box format or operating model could materially impact our business, results of operations and financial condition by causing a decrease in our market share and our sales and operating results. Increased competition may also make employee retention more difficult and raise our cost of hiring and retaining qualified employees.

We may be unable to protect or maintain our intellectual property, including The Fresh Market trademark, which could result in customer confusion and adversely affect our business.

We believe that our intellectual property has substantial value and has contributed to the success of our business. In particular, our trademarks, including our registered The Fresh Market, Experience the Food and TFM trademarks, are valuable assets that reinforce our customers’ favorable perception of our stores.

From time to time, third parties have used names similar to ours, have applied to register trademarks similar to ours and, we believe, have infringed or misappropriated our intellectual property rights. Third parties have also, from time to time, opposed our trademarks and challenged our intellectual property rights. We respond to these actions on a case-by-case basis. The outcomes of these actions have included both negotiated out-of-court settlements as well as litigation.

In the ordinary course of our business, we evaluate the branding of our stores and products and how they are perceived by our customers. As part of this evaluation, we regularly develop new marks and explore using existing marks in new ways. Whether or not our The Fresh Market trademark rights are challenged in the future, we may decide (1) to continue to use The Fresh Market name and related design, (2) to use our other existing trademarks on a wider or different basis or (3) to develop new trademarks, which could also incorporate The Fresh Market name. If we undertake such an effort, we cannot assure you that it would be successful in strengthening our brand or improving our brand recognition or image to our customers. However, we believe that the strength of our business is driven by the distinct and superior food shopping experience we offer our customers. We therefore believe that we will be able to expand our business and pursue our growth strategy even if The Fresh Market trademark and related design mark are impaired.

Our success depends upon our ability to source and market new products to meet our high standards and customer preferences and our ability to offer our customers an aesthetically pleasing shopping environment.

Our success depends on our ability to source and market new products that both meet our standards for quality and appeal to customers’ preferences. A small number of our employees, including our in-house merchants, are primarily responsible for both sourcing products that meet our high specifications and identifying and responding to changing customer preferences. Failure to source and market such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at our stores and a decrease in the amount customers spend when they visit our stores. In addition, the sourcing of our products is dependent, in part, on our relationships with our vendors. If we are unable to maintain these relationships, we may not be able to continue to source products at competitive prices that both meet our standards and appeal to our customers. We also attempt to create a pleasant and appealing shopping experience. If we are not successful in creating a pleasant and appealing shopping experience, we may lose customers to our competitors. If we do not succeed in maintaining good relationships with our vendors, and in introducing and sourcing new products that consumers want to buy or if we are unable to provide a pleasant and appealing shopping environment or maintain our level of customer service, our sales, operating margins and market share may decrease, resulting in reduced profitability.

Our stores rely heavily on sales of perishable products, and ordering errors or product supply disruptions may have an adverse effect on our profitability and operating results.

We have a significant focus on perishable products. Sales of perishable products accounted for approximately two-thirds of our total sales in 2011. We rely on various suppliers and vendors to provide and deliver our perishable product inventory on a continuous basis. We could suffer significant product inventory losses in the event of the loss of a major supplier or vendor, disruption of our distribution network, extended power outages, natural disasters or other catastrophic occurrences. We have implemented certain systems to ensure our ordering is in line with demand. We cannot assure you, however, that our ordering system will always work efficiently, in particular in connection with the opening of new stores, which have no, or a limited, ordering history. If we were to over-order, we could suffer inventory losses, which would negatively impact our operating results. Furthermore, we could suffer significant product inventory losses in the event of the loss of a major supplier or vendor, disruption of our distribution network, extended power outages, natural disasters or other catastrophic occurrences.

Increased commodity prices and availability may impact profitability.

Many of our products include ingredients such as wheat, corn, oils, cocoa and other commodities. While the commodity prices do not typically represent the substantial majority of product costs, any increase in commodity prices may cause our vendors to continue to seek price increases from us. Although we typically resist vendor efforts to increase costs to us, we may be unable to continue to resist these commodity-related requests in whole or in part. In the event we are unable to resist our vendors’ requests to obtain price increases, we may consider raising our prices in turn, and our customers may resist any price increases. Our profitability may be impacted through increased costs to us which may impact gross margins or through reduced revenue as a result of our customers resisting any attempts by us to increase our prices.

The current geographic concentration of our stores creates an exposure to local economies, regional downturns or severe weather or catastrophic occurrences that may materially adversely affect our financial condition and results of operations.

As of April 29, 2012, we operate 28 stores in Florida, making Florida our largest market and representing 24% of our total stores. We also have store concentration in North Carolina and Georgia, operating 15 stores and 11 stores in those states, respectively. As a result, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics and population.

Severe weather conditions and other catastrophic occurrences in areas in which we have stores or from which we obtain products may materially adversely affect our results of operations. Such conditions may result in physical damage to our stores, loss of inventory, closure of one or more of our stores, inadequate work force in our markets, temporary disruption in the supply of products, delays in the delivery of goods to our stores and a reduction in the availability of products in our stores. Any of these factors may disrupt our businesses and materially adversely affect our financial condition and results of operations.

Changes in accounting standards and estimates could materially impact our results of operations.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines, and interpretations for many aspects of our business, such as accounting for inventories, impairment of long-lived assets, insurance reserves, closed store reserves, leases, unclaimed property laws, income taxes and share-based compensation, are highly complex and involve subjective judgments. Changes in these rules or their interpretation or changes in underlying estimates, assumptions or judgments by our management could significantly change our reported or expected earnings.

Risks associated with insurance plan claims could increase future expenses.

We use a combination of insurance and self-insurance to provide for potential liabilities for workers’ compensation, automobile and general liability, product liability, director and officers’ liability, employee health care benefits, and other casualty and property risks. The liabilities for these claims have been determined using actuarial estimates of the aggregate liability for claims incurred and an estimate of incurred but not reported claims, on an undiscounted basis. Any actuarial projection of losses is subject to a high degree of variability. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, and changes in discount rates could all affect the level of reserves required and could cause material future expense to maintain reserves at appropriate levels.

Our business could be harmed by a failure of our information technology, administrative or outsourcing systems, including a security breach.

We rely on our information technology, administrative and outsourcing systems to effectively manage our business data, communications, supply chain, order entry and fulfillment and other business processes. The failure of our information technology, administrative or outsourcing systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business to suffer. In addition, our information technology and administrative and outsourcing systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches, including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data. Further, we process a large number of credit and debit card transactions each year. A security breach may compromise the security of such transactions and may continue undetected for a period of time, increasing the potential impact on customer data. Any such breach, damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers, reduce customers’ willingness to use credit and debit cards in our stores, require us to expend significant time and expense developing, maintaining or upgrading our information technology, administrative or outsourcing systems or prevent us from paying our suppliers or employees, receiving payments from our customers or performing other information technology, administrative or outsourcing services on a timely basis. Data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new federal and state laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that we process in connection with the purchase of our products.

Energy costs are a significant component of our operating expenses and increasing energy costs, unless offset by more efficient usage or other operational responses, may impact our profitability.

We utilize gas, water, sewer and electricity in our stores and our third-party logistics providers use gas and diesel in the trucks that deliver products to our stores. Increases in energy costs, whether driven by increased demand, decreased or disrupted supply or an anticipation of any such events will increase the costs of operating our stores and may increase the costs of our products. We may not be able to recover these rising costs through increased prices charged to our customers, and any increased prices may exacerbate the risk of customers choosing lower-cost alternatives. In addition, if we are unsuccessful in attempts to protect against these increases in energy costs through long-term energy contracts, improved energy procurement, improved efficiency and other operational improvements, the overall costs of operating our stores will increase which would impact our profitability.

We are substantially dependent on a few key third-party vendors to provide logistical services for our stores, including services related to inventory replenishment and the storage and transportation of many of our products. A disruption in these relationships or a key distribution center, or a failure to renew or replace existing contractual relationships, may have a negative effect on our results of operations and financial condition.

We currently rely upon independent third-party service providers for all product shipments to our stores. In particular, we rely on one third-party service provider to provide key services related to inventory management, warehousing and transportation, and, as a result, much of our inventory is stored at a single warehouse maintained by this provider. See “Item 1. Business — Sourcing and Distribution” in our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012. Products sourced and distributed through this provider accounted for approximately 58% of the merchandise we purchased during 2011, and, therefore, our relationship with this provider is important to us. During fiscal 2011 we renewed our existing Supply and Service Agreement with our third-party service provider, which otherwise would have expired by its terms on or around February 5, 2012 and will now be extended through February 5, 2016.

Although we have not experienced difficulty in our inventory management, warehousing and transportation to date with this third-party service provider, interruptions could occur in the future. Further, although we expect that this third-party vendor, and our other key vendors, will have sufficient capacity to accommodate our anticipated growth, they may not have the resources to do so. Any significant disruptions in our relationship with this provider to service our stores, or our relationships with our other key vendors, including due to their inability to accommodate our growth, would make it difficult for us to continue to operate our existing business or pursue our growth plans until we execute replacement agreements or develop and implement self-distribution processes. While we believe that other third-party service providers could provide similar services on reasonable terms, they are limited in number and we cannot assure you that we would be able to find a replacement distributor on a timely basis or that such distributor would be able to fulfill our demands on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

We may experience negative effects to our reputation from real or perceived quality or health issues with our food products or other items, which could have an adverse effect on our operating results.

We believe customers count on us to provide them with fresh, high-quality food products and other items. Concerns regarding the safety of our food products or other items or the safety and quality of our supply chain could cause shoppers to avoid purchasing certain products from us, or to seek alternative sources of food products or other items, even if the basis for the concern is outside of our control. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving products sold at our stores, could discourage consumers from buying our products and have an adverse effect on our operating results. Furthermore, the sale of food products or other items entails an inherent risk of product liability claims, product recall and the resulting negative publicity. Food products containing contaminants could be inadvertently distributed by us and, if processing at the consumer level does not eliminate them, these contaminants could result in illness or death. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to perform product recalls in the future, whether on food or other products. Any such claims, recalls or adverse publicity with respect to our private-label products may have an even greater negative effect on our sales and operating results, in addition to generating adverse publicity for our private label brand.

Any lost confidence on the part of our customers would be difficult and costly to reestablish. Any such adverse effect could be exacerbated by our position in the market as a purveyor of fresh, high-quality food products and could significantly reduce our brand value. Issues regarding the safety of any food products or other items sold by us, regardless of the cause, could have a substantial and adverse effect on our sales and operating results.

The loss of key employees could negatively affect our business.

A key component of our success is the experience of our key employees, including our President and Chief Executive Officer, Craig Carlock, our Executive Vice President and Chief Operating Officer, Sean Crane, our Senior Vice President — Real Estate and Development, Randy Kelley, and our Senior Vice President — Merchandising and Marketing, Marc Jones. These employees have extensive experience in our industry and are familiar with our business, systems and processes. The loss of services of one or more of our key employees could impair our ability to manage our business effectively. We do not maintain key person insurance on any employee.

In addition to these key employees, we have other employees in positions, including those employees responsible for our merchandising and operations departments that, if vacant, could cause a temporary disruption in our business until such positions are filled.

Union attempts to organize our employees could negatively affect our business.

None of our employees are currently subject to a collective bargaining agreement. As we continue to grow, and enter different regions, unions may attempt to organize all or part of our employee base at certain stores or within certain regions. Responding to such organization attempts may distract management and employees and may have a negative financial impact on individual stores, or on our business as a whole.

The terms of our revolving credit facility may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our revolving credit facility contains, and any additional debt financing we may incur would likely contain, covenants that restrict our operations, including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. A failure by us to comply with the covenants or financial ratios contained in our revolving credit facility could result in an event of default, which could adversely affect our ability to respond to changes in our business and manage our operations. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the unsecured revolving credit facility. If the indebtedness under our revolving credit facility were to be accelerated, our future financial condition could be materially adversely affected.

We will require significant capital to fund our expanding business, which may not be available to us on satisfactory terms or at all.

To support our expanding business and pursue our growth strategy, we will utilize significant amounts of cash generated by our operations to pay our lease obligations, build out new store space, purchase inventory, pay personnel, further invest in our infrastructure and facilities, and pay for the increased costs associated with operating as a public company. We primarily depend on cash flow from operations and borrowings under our revolving credit facility to fund our business and growth plans. If our business does not generate sufficient cash flow from operations to fund these activities, and sufficient funds are not otherwise available to us under our revolving credit facility, we may need additional equity or debt financing. If such financing is not available to us, or is not available to us on satisfactory terms, our ability to operate and expand our business or to respond to competitive pressures would be limited and we could be required to delay, significantly curtail or eliminate planned store openings or operations or other elements of our growth strategy.

We may incur additional indebtedness in the future which could adversely affect our financial health and our ability to react to changes to our business.

We may incur additional indebtedness in the future. Any increase in the amount of our indebtedness could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of such actions on a timely basis, on terms satisfactory to us or at all. Our level of indebtedness has important consequences to you and your investment in our common stock.

For example, our level of indebtedness may:

•	require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to us for working capital, capital expenditures and other general corporate purposes;
•	limit our ability to pay future dividends;
•	limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans and other investments, which may limit our ability to implement our business strategy;
•	heighten our vulnerability to downturns in our business, the food retail industry or in the general economy and limit our flexibility in planning for, or reacting to, changes in our business and the food retail industry; or
•	prevent us from taking advantage of business opportunities as they arise or successfully carrying out our plans to expand our store base and product offerings.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to make payments on our indebtedness or to fund our operations.

A failure of our internal control over financial reporting could materially impact our business or stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. An internal control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all internal control systems, internal control over financial reporting may not prevent or detect misstatements.

Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud, and could expose us to litigation or adversely affect the market price of our common stock. Our management concluded that its internal control over financial reporting was effective as of January 29, 2012. See “Item 9A. Controls and Procedures — Management’s Report on Internal Control over Financial Reporting” in our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012.

Prior to our 2010 initial public offering, we were treated as an S-corporation under Subchapter S of the Internal Revenue Code, and claims of taxing authorities related to our prior status as an S-corporation could harm us.

Prior to November 2010, we were treated as an S-corporation. If the unaudited, open tax years in which we were an S-corporation are audited by the Internal Revenue Service, and we are determined not to have qualified for, or to have violated, our S-corporation status, we will be obligated to pay back taxes, interest and penalties, and we do not have the right to reclaim tax distributions we have made to our stockholders during those periods. These amounts could include taxes on all of our taxable income while we were an S-corporation. Any such claims could result in additional costs to us and could have a material adverse effect on our results of operations and financial condition.

We have entered into a tax indemnification agreements with certain members of the Berry family and could become obligated to make payments to them for any additional federal, state or local income taxes assessed against them for fiscal periods prior to our 2010 initial public offering.

Prior to November 2010, we were treated as an S-corporation. In the event of an adjustment to our reported taxable income for a period or periods prior to termination of our S-corporation status, our stockholders at that time could be liable for additional income taxes for those prior periods. Pursuant to a tax indemnification agreement into which we entered with certain stockholders, we agreed that upon filing any tax return (amended or otherwise), or in the event of any restatement of our taxable income, in each case for any period during which we were an S-corporation, we will make a payment to each stockholder on a pro rata basis in an amount sufficient so that the stockholder with the highest incremental estimated tax liability (calculated as if the stockholder would be taxable on its allocable share of our taxable income at the highest applicable Federal, state and local tax rates and taking into account all amounts we previously distributed in respect of taxes for the relevant period) receives a payment equal to its incremental tax liability. Depending on the respective tax rates of such stockholders, the aggregate amount that we would be required to pay to the stockholders may be greater than the total amount of additional income taxes assessed. We also agreed to indemnify the stockholders for any interest, penalties, losses, costs or expenses (including reasonable attorneys’ fees) arising out of any claim under the agreement.

Risks related to this offering

If our stock price declines after this offering, you could lose a significant part of your investment.

The market price of our stock may be influenced by many factors, some of which are beyond our control, including those described above in “— Risks Related to Our Business” and the following:

•	the failure of securities analysts to cover or continue to cover our common stock after this offering;
•	changes in financial estimates by securities analysts;
•	the inability to meet the financial estimates of analysts who follow our common stock;
•	the failure to meet, or delay in meeting, our growth targets;
•	strategic actions by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;
•	variations in our quarterly operating results and those of our competitors;
•	general economic and stock market conditions;
•	risks related to our business and our industry, including those discussed above;
•	changes in conditions or trends in our industry, markets or customers;
•	terrorist acts;
•	future sales of our common stock or other securities;
•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives; and
•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the offering price or may not be able to resell them at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the trading volume of our common stock is low.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering, including additional shares that might be offered for sale by the Berry family. The sales, or the perception that these sales might occur, could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

After the completion of this offering, the Berry family will continue to have the right, subject to certain conditions, to require us to register additional shares of common stock or to include sales of such shares of common stock in registration statements that we may file for ourselves or other stockholders. Subject to compliance with applicable lock-up restrictions, shares of common stock sold under these registration statements can be freely sold in the public market. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations (other than stock transfer taxes and underwriting discounts or commissions). See “Item 13. Certain Relationships and Related Party Transactions — Registration Rights” in our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012.

In connection with this offering, the selling stockholders have each agreed to lock-up restrictions, meaning that we and they and their permitted transferees will not be permitted to sell any shares of our common stock for 90 days after the date of this prospectus supplement, subject to the exceptions discussed in “Underwriting”, without the prior consent of Morgan Stanley & Co. LLC. Morgan Stanley & Co. LLC may, in its sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above. See “Underwriting”.

Also, in the future, we may issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of our common stock.

After this offering, the Berry family may continue to have significant influence over us, which may limit your ability to influence corporate matters or result in actions that you do not believe to be in our interests or your interests.

Following this offering, the Berry family will beneficially own, in the aggregate, approximately 21% of our outstanding common stock, or approximately 17% of our outstanding common stock if the underwriter exercises its option to purchase additional shares in full. As a result, the Berry family may be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets and any other significant transaction.

This concentrated ownership of outstanding common stock may limit your ability to influence corporate matters, and the interests of the Berry family may not coincide with our interests or your interests. As a result, we may take actions that you do not believe to be in our interests or your interests and that could depress our stock price.

We do not intend to pay cash dividends on our common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have not paid any dividends since our initial public offering in 2010. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. In addition, our ability to declare and pay cash dividends is restricted by our revolving credit facility. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and restrictions in our debt agreements, and other factors our board of directors deems relevant. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future. The market price for our common stock after this offering might not exceed the price that you pay for our common stock in this offering.

If securities or industry analysts do not publish or continue to publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our stock or if our operating results do not meet their expectations, our stock price could decline.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change of control of our company and may result in an entrenchment of management and diminish the value of our common stock.

Several provisions of our certificate of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable. See “Description of Capital Stock” in the accompanying prospectus.

These provisions include:

•	a staggered, or classified, board of directors;
•	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;
•	prohibiting cumulative voting in the election of directors;
•	limiting the persons who may call special meetings of stockholders;
•	prohibiting stockholders from acting by written consent after the Berry family ceases to own more than 50% of the total voting power of our shares; and
•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These anti-takeover provisions could substantially impede the ability of our common stockholders to benefit from a change in control and, as a result, could materially adversely affect the market price of our common stock and your ability to realize any potential change-in-control premium.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein include forward-looking statements in addition to historical information. The forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These “forward looking statements” may relate to such matters as our industry, business strategy, goals and expectations concerning our market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.

Our forward-looking statements contained in this prospectus supplement and the documents incorporated by reference herein are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Actual results may differ materially from these expectations due to unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of our food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy and fuel cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. You should bear this in mind as you consider forward-looking statements.

Any forward-looking statement made by us in this prospectus supplement and the documents incorporated by reference herein speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website, or otherwise.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares offered hereby. We will not receive any proceeds from this offering.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “TFM.” Shares of our common stock commenced trading on November 5, 2010. On June 7, 2012 there were 48,058,036 shares of our common stock outstanding, held by approximately 25 stockholders of record. On June 8, 2012, the closing price of our common stock was $55.24. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated:

	High Sale Price	Low Sale Price
2012:
Second Quarter (through June 8, 2012)	$59.10	$46.56
First Quarter	$54.57	$42.47
2011:
Fourth Quarter	$46.92	$33.82
Third Quarter	$42.86	$30.86
Second Quarter	$42.06	$31.44
First Quarter	$46.39	$37.26
Transition Period (January 1, 2011 through January 31, 2011)	$42.07	$35.62
2010:
Fourth Quarter (beginning November 5, 2010)	$44.62	$30.97

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of our common stock held by the selling stockholders as of June 7, 2012.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days.

	Beneficial Ownership Before Offering		Shares to be Sold in the Offering(1)	Beneficial Ownership After Offering		Beneficial Ownership After Offering with Option
	Number	%	Number	Number	%	Number	%
Selling Stockholders
Ray Berry(2)	4,911,724	10.2	2,500,000	2,411,724	5.0	2,035,481	4.2
Brett Berry(3)	4,714,220	9.8	2,350,000	2,364,220	4.9	2,035,104	4.2
Winston Berry(4)	1,810,988	3.8	900,000	910,988	1.9	750,988	1.6
Michael Barry(5)	7,672,274	16.0	4,000,000	3,672,274	7.6	3,097,274	6.4
Amy Barry(6)	761,107	1.6	250,000	511,107	1.1	446,495	1.0
Lisa Klinger(7)	148,876	*	27,576	121,300	*	121,300	*
Randy Kelley(8)	66,571	*	5,565	61,006	*	61,006	*

*	Represents less than 1%
(1)	Excludes up to 1,504,971 shares subject to the underwriter’s option. The selling stockholders have granted the underwriter the option to purchase up to the following additional number of shares of common stock for 30 days after the date of this prospectus supplement: Ray Berry — 376,243 shares; Brett Berry — 329,116 shares; Winston Berry — 160,000 shares; Michael Barry — 575,000 shares; and Amy Barry — 64,612 shares.
(2)	Prior to the offering, consists of 4,911,724 shares held of record by the Paiko Trust, as to which he is trustee and has sole voting and investment power. After this offering, consists of 2,411,724 shares, or 2,035,481 shares if the underwriter exercises the option, held of record by the Paiko Trust.
(3)	Prior to this offering, consists of 1,230,951 shares held of record by the Gibson Trust, as to which he is trustee and has sole voting and investment power, 715,414 shares held of record by the Jenner Trust, as to which he has voting and investment power as special holdings adviser and 2,767,855 shares held of record by the Floyd Trust, as to which he has voting and investment power as special holdings adviser. Excludes (i) 1,795,726 shares held of record by the Rossler Trust, as to which he is co-trustee along with Ms. Barry and J.P. Morgan Trust Company of Delaware, but does not have voting or investment power and disclaims beneficial ownership, (ii) 905,494 shares held of record by the Tuttle Trust, as to which he is an investment adviser but does not have voting or investment power with respect to the Company’s stock and disclaims beneficial ownership and (iii) 905,494 shares held of record by the Millard Trust, as to which he is an investment adviser but does not have voting or investment power with respect to the Company’s stock and disclaims beneficial ownership. After this offering, consists of 730,951 shares, or 711,835 shares if the underwriter exercises the option, held of record by the Gibson Trust; 315,414 shares, or 255,414 shares if the underwriter exercises the option, held of record by the Jenner Trust; and 1,317,855 shares, or 1,067,855 shares if the underwriter exercises the option, held of record by the Floyd Trust. Excludes (i) 815,726 shares, or 745,726 shares if the underwriter exercises the option, held of record by the Rossler Trust, (ii) 455,494 shares, or 375,494 shares if the underwriter exercises the option, held of record by the Tuttle Trust and (iii) 455,494 shares, or 375,494 shares if the underwriter exercises the option, held of record by the Millard Trust.
(4)	Prior to this offering, consists of 905,494 shares held of record by the Tuttle Trust, as to which she is co-trustee along with J.P. Morgan Trust Company of Delaware and as to which she has voting and investment power as special holdings adviser and 905,494 shares of record held by the Millard Trust, as to which she is co-trustee along with J.P. Morgan Trust Company of Delaware and as to which she has voting and investment power as special holdings adviser. After this offering, consists of 455,494 shares, or 375,494 shares if the underwriter exercises the option, held of record by the Tuttle Trust and 455,494 shares, or 375,494 shares if the underwriter exercises the option, held of record by the Millard Trust. Ms. Berry is the daughter-in-law of Mr. Ray Berry and the wife of Mr. Brett Berry.

(5)	Michael Barry served as a director of the Company from June 2001 until August 2011, and as a Vice Chairman of the board of directors from March 2009 until August 2011. Prior to this offering, consists of 711,869 shares held of record by the Unger Trust, as to which he has voting and investment power as special holdings adviser, 2,743,319 shares held of record by the Keigan Trust, as to which he has voting and investment power as special holdings adviser, 1,795,726 shares held of record by the Rossler Trust, as to which he has voting and investment power as special holdings adviser, 807,120 shares held of record by the Lerra Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee, 807,120 shares held of record by the Farra Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee, and 807,120 shares held of record by the Caito Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee. After this offering consists of 346,869 shares, or 261,869 shares if the underwriter exercises the option, held of record by the Unger Trust; 1,333,319 shares, or 1,093,319 shares if the underwriter exercises the option, held of record by the Keigan Trust; 815,726 shares, or 745,726 shares if the underwriter exercises the option, held of record by the Rossler Trust; 392,120 shares, or 332,120 shares if the underwriter exercises the option, held of record by the Lerra Trust; 392,120 shares, or 332,120 shares if the underwriter exercises the option, held of record by the Farra Trust; and 392,120 shares, or 332,120 shares if the underwriter exercises the option, held of record by the Caito Trust.
(6)	Prior to the offering, consists of 761,107 shares held of record by the Atma Trust as to which she is trustee and has sole voting and investment power. Excludes (i) 1,795,726 shares held of record by the Rossler Trust, as to which she is co-trustee along with Mr. Brett Berry and J.P. Morgan Trust Company of Delaware, but does not have voting or investment power and disclaims beneficial ownership and (ii) 3,455,188 shares held for her benefit by certain trusts, as to which she does not have voting or investment power and disclaims beneficial ownership. After this offering, consists of 511,107 shares, or 446,495 shares if the underwriter exercises the option, held of record by the Atma Trust. Excludes (i) 815,726 shares, or 745,726 shares if the underwriter exercises the option, held of record by the Rossler Trust, and (ii) 1,680,188 shares, or 1,355,188 shares if the underwriter exercises the option, held for her benefit by certain trusts, as to which she does not have voting or investment power and disclaims beneficial ownership. Ms. Barry is the daughter of Mr. Ray Berry and the wife of Mr. Michael Barry.
(7)	Includes 10,919 shares issuable upon exercise of vested options and 253 shares held in the Company’s Employee Stock Purchase Plan.
(8)	Includes 10,919 shares issuable upon exercise of vested options.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. LLC, as the underwriter, has agreed to purchase, and the selling stockholders have agreed to sell to the underwriter, 10,033,141 shares.

The underwriter is offering the shares of common stock subject to its acceptance of the shares from the selling stockholders. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.303 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

The selling stockholders have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,504,971 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase such additional shares of common stock.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 1,504,971 shares of common stock from the selling stockholders.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$50.50	$506,673,620.50	$582,674,656.00
Underwriting discounts	$0.505	$5,066,736.21	$5,826,746.56
Proceeds, before expenses, to selling stockholders	$49.995	$501,606,884.30	$576,847,909.44

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $800,000.

The underwriter has informed us that it does not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “TFM”.

We and the selling stockholders have each agreed with the underwriter not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock without the prior written consent of Morgan Stanley & Co. LLC during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus. Specifically, we and the selling stockholders have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;
•	grant any option, right or warrant for the sale of any common stock;
•	lend or otherwise dispose of or transfer any common stock;
•	request or demand that we file a registration statement related to the common stock; or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

In the case of the selling stockholders, the restrictions described in the immediately preceding paragraph do not apply to:

•	transfers as a bona fide gift or gifts, as long as the recipient agrees to be bound by the terms of the lock-up provisions, with the understanding that bona fide gifts in an aggregate of 870,000 shares or less may be made independent of the transfer restrictions therein in the case of the Berry family;
•	transfers to any trust for the direct or indirect benefit of the transferee or the immediate family of such person, as long as the recipient agrees to be bound by the terms of the lock-up provisions;
•	transfers to certain affiliates, as long as the recipient agrees to be bound by the terms of the lock-up provisions;
•	distributions to beneficiaries, limited partners or stockholders of the transferee, as long as the recipient agrees to be bound by the terms of the lock-up provisions;
•	sales of shares of our common stock pursuant to the exercise of any stock options outstanding as of the date of this prospectus; and
•	transfers pursuant to a will or other testamentary document or applicable laws of descent.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period, then in each case the initial 90-day restricted period will be automatically extended until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event, as applicable, unless Morgan Stanley & Co. LLC waives, in writing, such extension.

Only directors and officers who are selling stockholders will be subject to the restrictions described above. Directors and officers who are not selling stockholders as a group beneficially own less than 1% of our outstanding common stock.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option. The underwriter can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option. The underwriter may also sell shares in excess of the option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which it received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make because of any of these liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may allocate a number of shares of common stock for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that may make Internet distributions on the same basis as other allocations.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010

PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares being sold by the selling stockholder in this offering may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the offering or the shares being sold in the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares being sold in the offering have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offering will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offering has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares being sold in the offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered pursuant to this prospectus should conduct their own due diligence on such shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “non-U.S. Holder”. You are a non-U.S. Holder if you are a beneficial owner of shares of our common stock other than:

•	an individual citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;
•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or
•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution to the extent not constituting a dividend will be treated first as reducing your basis in your shares of our common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);
•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become) and, as long as our common stock is regularly traded on an established securities market, you hold or have held, directly or indirectly, at any time within the shorter of the five-year period ending on the date of disposition or your holding period for our common stock, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) also may apply to such effectively connected gain. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. Holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

Under certain circumstances, the United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a non-U.S. Holder or you are a corporation or one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recently Enacted Withholding Legislation

Recently enacted legislation will generally impose an additional withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). This legislation will also generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. U.S. Holders may be impacted by these rules if they hold our common stock through certain foreign entities. IRS guidance released in July 2011, as well as proposed Treasury Regulations issued in February 2012, indicate that the withholding under these two scenarios will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2015. Under certain circumstances, a holder of common stock may be eligible for a refund or credit of such taxes. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for the Company by Cravath, Swaine & Moore LLP, New York, New York. The underwriter has been represented by Shearman & Sterling LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated financial statements of The Fresh Market, Inc. appearing in the Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Fresh Market files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 Street N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

PROSPECTUS

Shares of Common Stock
of

The Fresh Market, Inc.

From time to time, the selling stockholders to be named in a prospectus supplement may offer and sell shares of common stock of The Fresh Market, Inc. in amounts, at prices and on terms described in one or more supplements to this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

This prospectus describes some of the general terms that may apply to an offering of shares of our common stock by the selling stockholders. The specific terms and any other information relating to a specific offering, including the names of any selling stockholders, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read this prospectus, the applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TFM.”

Investing in our common stock involves certain risks. See “Risk Factors” on page 2 of this prospectus and in the documents which are incorporated by reference herein, including those beginning on page 11 of our annual report on Form 10-K, as amended by our Form 10-K/A, for the year ended January 29, 2012. The applicable prospectus supplement may contain a discussion of additional risks applicable to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The selling stockholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The selling stockholders reserve the right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any offer to purchase shares of our common stock offered hereby. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth the specific terms of the plan of distribution, including any applicable commissions or discounts.

This prospectus may not be used to consummate sales of common stock unless accompanied by a prospectus supplement.

The date of this prospectus is June 11, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) using a “shelf” registration process. Using this process, selling stockholders may offer shares of our common stock in one or more offerings or resales.

This prospectus provides you with a general description of the shares of our common stock that the selling stockholders may offer. Each time any selling stockholder sells shares of our common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any related free writing prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement or a related free writing prospectus, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

We are responsible only for the information contained in or incorporated by reference into this prospectus or to which we have referred you, including any prospectus supplement or free writing prospectus that we file with the SEC relating to this prospectus. We have not authorized anyone to provide you with different or additional information. The information in this prospectus or any prospectus supplement hereto may only be accurate as of the date on the front of such document. The information we have filed and will file with the SEC that is incorporated by reference into this prospectus is as of the filing date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

In this prospectus, unless the context otherwise requires, references to “The Fresh Market”, the “Company”, “we”, “us” or “our” refer to The Fresh Market, Inc. and its subsidiaries.

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THE COMPANY

The Fresh Market is a high-growth specialty retailer focused on creating an extraordinary food shopping experience for our customers. Since opening our first store in 1982, we have offered high-quality food products, with an emphasis on fresh, premium perishables and an uncompromising commitment to customer service. We seek to provide an attractive, convenient shopping environment while offering our customers a compelling price-value combination. As of April 29, 2012, we operated 116 stores in 21 states, primarily in the Southeast, Midwest and Mid-Atlantic United States.

Our business is characterized by the following key elements:

•	Differentiated food shopping experience. We provide a differentiated shopping experience that generates customer loyalty and favorable word-of-mouth publicity. We offer fresh, carefully selected, high-quality food products focused on perishable categories. Examples of our offerings include hand-trimmed steaks that are aged for tenderness, fresh seafood delivered up to six times per week, hand-stacked produce that is colorfully displayed and French-style baguettes baked in-store each morning. We also provide a level of customer attention that we believe is superior to conventional grocers. We strive to create a “neighborhood grocer” atmosphere that encourages employee-customer interaction and offer full-service departments staffed with knowledgeable and accommodating employees. We believe our customers associate The Fresh Market with this distinct and superior food shopping experience.
•	Smaller-box format and flexible real estate strategy. Our stores average approximately 21,000 square feet, compared to the approximately 40,000 to 60,000 square foot stores operated by many conventional supermarkets. Within this relatively smaller size, we focus on higher-margin food categories and strive to deliver a more personal level of service and a more enjoyable shopping experience. Further, our smaller-box format is adaptable to different retail sites and configurations and has facilitated our successful growth. We expect this format will enable us to continue to extend our geographic presence without compromising our profitability or shopping experience.
•	Disciplined, comprehensive approach to planning and merchandising. We apply a systematic approach to planning and merchandising to support our stores. This comprehensive support includes employee training and scheduling, store design and layout, merchandising programs, product sourcing, and numerous inventory management systems, primarily focused on perishables. We believe our disciplined, comprehensive approach allows us to quickly integrate newly-hired employees, deliver predictable financial performance and expand our store base while delivering a consistent shopping experience. We believe our high-quality perishable food offerings and smaller, customer-friendly store environment are the key drivers of our differentiated, profitable business model. We strive to offer an extraordinary shopping experience based on quality, consistency, fairness and integrity for our customers and employees.

The Fresh Market was founded by Ray and Beverly Berry and opened its first store in Greensboro, North Carolina in 1982. In the late 1980s and early 1990s, the company expanded its presence outside of North Carolina, entering Tennessee, Georgia and South Carolina. In 1996, the company entered Florida, where as of April 29, 2012 we have 28 stores, making Florida our largest market. In 2005, we entered the Midwest, opening stores in Ohio, Indiana and Illinois. In 2009, we entered the Northeast, opening a store in Connecticut, with subsequent store openings in Massachusetts, New York, and New Jersey.

The Fresh Market, Inc. is incorporated in Delaware. Our principal executive offices are located at 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, and our telephone number at this address is (336) 272-1338. Our website is www.thefreshmarket.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

For further information regarding The Fresh Market, Inc., including financial information, you should refer to our recent filings with the Commission.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus (see page 13), including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the fiscal year ended January 29, 2012 and subsequently filed SEC reports. Additional risk factors that you should carefully consider may be included in a prospectus supplement relating to an offering of common stock by the selling stockholders or any related free writing prospectus.

The risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be materially and adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements in addition to historical information. The forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These “forward looking statements” may relate to such matters as our industry, business strategy, goals and expectations concerning our market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.

Our forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Actual results may differ materially from these expectations due to unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of our food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy and fuel cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. You should bear this in mind as you consider forward-looking statements.

Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders to be named in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and important provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Authorized Capital Stock

Our authorized capital stock consists of 240,000,000 shares, the rights and preferences of which may be established from time to time by our board of directors, which is made up of:

•	200,000,000 shares of common stock, par value $0.01 per share; and
•	40,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters voted upon by our stockholders, including the election or removal of directors, and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

Our certificate of incorporation permits us to issue up to 40,000,000 shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

General

Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors be divided into three classes. Each class of directors serves three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Stockholder Action by Written Consent

Subject to the terms of any series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Advance Notice Procedure

Our bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Only persons nominated by, or at the direction of, our board of directors or by a stockholder who has given proper and timely notice to our secretary prior to the meeting will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority of our board of directors or the chairman of our board of directors.

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination”, including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder”, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or
•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of the specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and
•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. Our certificate of incorporation provides that we have elected to be exempt from the restrictions imposed under Section 203.

Limitation of Liability of Directors and Officers

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We enter into indemnification agreements with our directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also expect to continue to maintain directors and officers liability insurance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SELLING STOCKHOLDERS

We are registering for resale an indeterminate number of shares of our common stock held by certain of our stockholders to be named in a prospectus supplement. The selling stockholders originally acquired the shares of our common stock included in this prospectus (1) through several private placements of our common stock prior to our initial public offering and/or (2) pursuant to our compensation plans.

The prospectus supplement for any offering of shares of our common stock by the selling stockholders hereunder will include, among other things, the following information:

•	the name of the each selling stockholder;
•	the nature of any position, office or other material relationship which each selling stockholder has had within the last three years with us or any of our predecessors or affiliates;
•	the number of shares of common stock held by each selling stockholder prior to the offering;
•	the number of shares of common stock to be offered for each selling stockholder’s account; and
•	the number, and, if applicable, the percentage of shares of common stock held by each of the selling stockholders after the offering.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock covered by this prospectus in any one or more of the following ways from time to time:

(1)	through agents;
(2)	to or through underwriters;
(3)	through dealers; or
(4)	directly to purchasers.

Each time the selling stockholders offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering, including

(1)	the name or names of the selling stockholders and the amounts to be sold by them;
(2)	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;
(3)	the public offering price of the common stock and the proceeds to the selling stockholders from such sale;
(4)	any options under which underwriters may purchase additional common stock from the selling stockholders;
(5)	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;
(6)	terms and conditions of the offering;
(7)	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and
(8)	any securities exchange or market on which the common stock may be listed.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling stockholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholders may sell the common stock through agents from time to time. Any such agent involved in the offer or sale of the common stock in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the common stock so offered and sold.

If common stock is sold by means of an underwritten offering, we and certain of our selling stockholders will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the common stock. If underwriters are utilized in the sale of the common stock, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

The selling stockholders may offer common stock to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the common stock, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of common stock will be obligated to purchase all such shares of common stock if any are purchased. The selling stockholders may grant to the underwriters options to purchase additional shares of common stock at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If the selling stockholders grant any option, the terms of such option will be set forth in the prospectus supplement relating to such common stock.

If a dealer is utilized in the sales of shares of common stock in respect of which this prospectus is delivered, certain of our selling stockholders will sell such common stock to the dealer as principal. The dealer may then resell such shares of common stock to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the common stock so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements to indemnification against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities option to purchase additional shares in the offering described above. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

As a result of the requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross offering proceeds received by the selling stockholders. If more than 5% of the net proceeds of any offering of common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member or any other facts and circumstances relating to the participation of a FINRA member in the offering would give rise to a “conflict of interest” under FINRA rules, the offering will be conducted in accordance with FINRA Rule 5121.

We, the selling stockholders and any underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the shares. If such transactions are commenced, they may be discontinued without notice at any time.

Underwriters, dealers, agents and remarketing firms, as well as their respective affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s web site or at our web site, the address of which is http://www.thefreshmarket.com. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. Our web site is not incorporated into, and does not otherwise form a part of, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of this registration statement and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

(1)	Our Current Report on Form 8-K filed on June 8, 2012;
(2)	Our Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2012;
(3)	Our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the year ended January 29, 2012; and
(4)	The description of the Company’s common stock contained in the registration statement on Form 8-A, filed with the Commission on October 29, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits to the Registration Statement) call or write us at the following address: The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, (336) 272-1338.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Cravath, Swaine & Moore LLP. Additional legal matters may be passed on for us, any underwriters, dealers or agents by counsel whom we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The Fresh Market, Inc. appearing in the Annual Report on Form 10-K, as amended by our Form 10-K/A, for the year ended January 29, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.